Exhibit 10.1

EXECUTION COPY

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made as of June 11, 2017 by and between Bonanza Creek Energy, Inc. (the “Company”) and Richard J. Carty (“You”).  The Company and You are collectively referred to herein as the “Parties.”

1.                                      Separation.  The Company understands that You have resigned, effective June 11, 2017 (the “Separation Date”), from employment, and from all positions, with the Company and its affiliates, including as a member of the Company’s Board of Directors (the “Board”).  Accordingly, effective on the Separation Date, You hereby acknowledge and agree that You will automatically resign (without the need for any additional documentation) from all of your positions as an employee, officer, manager and director (and/or member of any board or board equivalent) of the Company and all of its affiliates (and as a fiduciary of any benefit plan of the Company or any of its affiliates), and You will execute such additional documents as reasonably  requested by the Company in good faith to evidence the foregoing.  Except as required by law or as set forth in Section 2 below, the Separation Date will be the termination date of your employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its affiliates.

2.                                      Separation Benefits.  In consideration for your execution of the Release (as provided in Section 5 hereof) and the other promises contained herein, the Company will treat your resignation as a termination by the Company of your employment pursuant to Section 5(b)(i) of the Company’s Fourth Amended and Restated Executive Change in Control and Severance Plan (the “Severance Plan”) and, accordingly, will pay or provide, or cause to be paid or provided, to You in accordance with, and subject to, the terms of the Severance Plan applicable to such a termination, the benefits set forth in Section 5(b)(i) of the Severance Plan as set forth on Appendix A attached hereof and such other benefits set forth on Appendix A  (the “Resignation Benefits”).  In addition to the Resignation Benefits, You will receive the following accrued obligations: (i) payment of your base salary through the Separation Date; (ii) payment to You, in accordance with the terms of the applicable retirement benefit plan of the Company or its affiliates or to the extent required by law, of any benefits to which You have a vested entitlement as of the Separation Date; (iii) payment of any accrued unused vacation; and (iv) payment to You of any approved but not yet reimbursed business expenses incurred in accordance with applicable policies of the Company and its affiliates (collectively, (i) through (iv), the (“Accrued Benefits”).

3.                                      No Other Compensation or Benefits. You hereby acknowledge and agree that the Accrued Benefits and the Resignation Benefits are in complete satisfaction of any and all compensation or benefits due to You from the Company or any of its affiliates, whether for services provided to the Company, any of its affiliates, or otherwise, and no further compensation or benefits are owed to You in connection with your termination of employment with the Company (including but not limited to any payment that otherwise may have been payable to You under the Third Amended and Restated Executive Change in Control and Severance Plan).

4.                                      Restrictive Covenants.  You hereby acknowledge and agree that You will abide by the terms and conditions of the Employee Restrictive Covenants, Proprietary Information and Inventions Agreement (the “Restrictive Covenant Agreement”) attached as Exhibit A to the Employment Agreement dated November 11, 2014 by and between You and the Company (the covenants set forth therein, collectively, the “Restrictive Covenants”), and agree that the Restrictive Covenants shall remain in full force and effect in accordance with their terms following the Separation Date and your execution of this Agreement; provided that, contingent upon the Release becoming irrevocable, for purposes of the Restrictive Covenant Agreement, the Company agrees to waive Your prospective obligations, as of the Separation Date, under Section 6.3 of the Employee Restrictive Covenants, Proprietary Information and Inventions Agreement to the extent such obligations pertain to any mineral property interest of the Company or the Company’s Affiliates that is located within the State of Arkansas.

5.                                      Release.  The Resignation Benefits will only be due and payable if, within twenty-one days of the Separation Date, You deliver to the Company and do not revoke the executed general release of claims in the form attached on Exhibit A hereto (the “Release”).  Contingent upon Your execution and non-revocation of the Release: (A) the Company, on its own behalf and on behalf of parents, subsidiaries, officers, shareholders, partners, members, individual employees, agents, representatives, directors, employees, attorneys, successors, and anyone acting on its behalf in their capacity as such (collectively, the “Company Releasors”), hereby releases You from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which the Company Releasors have sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Your employment by the Company, and to any other disputes, claims, disagreements, or controversies between You and the Company up to and including the date this Agreement is signed by the Company; provided that the Company Releasees are not releasing claims related to (i) fraud embezzlement or criminal misconduct by You, (ii) material breaches of Your fiduciary duties to the Company, or (iii) material claims that cause material damage to the Company Releasors of which the Board (excluding You) is unaware on the date hereof and (B) the Company will direct its current members of the Board and executive officers to not disparage or speak ill of You; provided that nothing herein shall prohibit or limit such persons from providing truthful statements or information required by law or in response to requests from regulatory agencies.  It is the intention of the Company that this Release is a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. The Company recognizes that the Company may have some claim, demand, or cause of action against You of which the Company is totally unaware and unsuspecting which the Company is giving up by execution of this Release. It is the intention of the Company in executing this Release that, to the extent set forth herein, it will deprive the Company of each such claim, demand or cause of action and prevent the Company from asserting it against the released parties.

6.                                      Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado without reference to principles of conflict of laws.

7.                                      Entire Agreement.  Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between You and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between You and the Company with respect to the subject matter hereof, whether written or oral.  You acknowledge that, except as provided in this Agreement or as otherwise required by applicable law, You will not receive any additional compensation, severance or other benefits of any kind following the Separation Date.  This Agreement will bind the heirs, personal representatives, successors and assigns of both You and the Company, and inure to the benefit of both You and the Company, and each of your respective heirs, successors and assigns, provided that You may not assign your rights or obligations hereunder.  This Agreement may be amended or modified only by a written instrument executed by You and the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the latest date set forth below.

BONANZA CREEK ENERGY, INC.

By:	/s/ Cyrus D. Marter IV
Name:	Cyrus D. Marter IV
Title:	Senior Vice President, General Counsel and Secretary
Date:	June 11, 2017

EXECUTIVE

/s/ Richard J. Carty
Richard J. Carty

Date: June 11, 2017

Exhibit A

The undersigned (“Employee”), in accordance with the Separation and General Release Agreement by and between Bonanza Creek Energy, Inc. (along with its successors or affiliates, the “Company”) and Employee, dated June 11, 2017 (the “Separation Agreement”), on Employee’s own behalf and on behalf of Employee’s heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on Employee’s behalf, and in consideration of the promises and assurances for the Company to pay Employee the benefits set forth in the Separation Agreement, as specified on Appendix A attached hereto in connection with Employee’s termination from employment with the Company, to which Employee is not automatically entitled, hereby fully releases, the Company’s parents, subsidiaries, officers, shareholders, partners, members, individual employees, agents, representatives, directors, employees, attorneys, successors, and anyone acting on its behalf, known or unknown, from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which Employee has sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Employee’s employment by the Company or the resignation of that employment, and to any other disputes, claims, disagreements, or controversies between Employee and the Company up to and including the date this Release is signed by Employee.  Employee’s release includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock options, profits units, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to, emotional distress, loss of consortium, and defamation) any legal restriction on the Company’s right to terminate Employee’s employment and/or services, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 21, et seq.) (as amended) (“ADEA”), the federal Americans with Disabilities Act of 1990, any state laws concerning discrimination or harassment including the Fair Employment and Housing Act, or any other legal limitation on contractual or employment relationships, and any and all claims for any loss, cost, damage, or expense with respect to Employee’s liability for taxes, penalties, interest or additions to tax on or with respect to any amount received from the Company or otherwise includible in Employee’s gross income, including, but not limited to, any liability for taxes, penalties, interest or additions to tax arising from the failure of this release agreement, or any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with the Internal Revenue Code of 1986, as amended, including, but not limited to, Section 409A thereof, or any provision of state or local income tax law; provided, however, that notwithstanding the foregoing, the release set forth in this Section shall not extend to: (a) any vested rights under any pension, retirement, profit sharing or similar plan; (b) Employee’s rights, if any, to indemnification or defense under the Company’s certificate of incorporation, bylaws and/or policy or procedure, any indemnification agreement with Employee or under any insurance contract, in connection with Employee’s acts or omissions within the course and scope of Employee’s employment with the Company; (c) any claims that cannot be waived as a matter of law; or (d) Employee’s rights under the Separation Agreement (this “Release”).  Appendix A to this Release sets forth the benefits, payments and obligations to which Employee will be provided as full consideration for this Release if, and only if, this Release is executed, delivered and become irrevocable by no later than the date specified in Section 2 herein. Employee acknowledges and agrees that he is not entitled to any other termination or severance benefits whether under this Release or otherwise.

2.                                      Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA.  Employee also acknowledges that the consideration given for the waiver and release hereunder is in addition to anything of value to which Employee is already entitled.  Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that:  (a) Employee’s waiver and release hereunder do not apply to any rights or claims that may arise after the execution date of this Release; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this Release; (c) Employee has twenty-one days to consider this Release (although Employee may choose to voluntarily execute this release earlier); (d) Employee has seven (7) days following the execution of this Release to revoke the portion of this Release applicable to ADEA claims; and (e) the portion of this Release applicable to ADEA claims will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Release is executed by Employee (the “Effective Date”).  If Employee revokes the portion of this Release applicable to ADEA claims, he will not be entitled to, and shall not receive, the applicable payments and benefits set forth on Appendix A.

3.                                      Nothing in this Release (including, without limitation, Sections 4, 5 and 6 hereof), the Severance Plan, or any other Company agreement, policy or procedure (this Release, the Severance Plan and such other agreements, policies and procedures, collectively, the “Company Arrangements”) limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (each, a “Government Agency”) regarding possible legal violations, without disclosure to the Company.  The Company may not retaliate against Employee for any of these activities, and nothing in the Company Arrangements requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency.

Further, nothing in the Company Arrangements precludes Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency.  However, once this Release becomes effective, Employee may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that Employee filed or is filed on Employee’s behalf.

Notwithstanding anything to the contrary in the Company Arrangements, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Without limiting the foregoing, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

4.                                      Employee acknowledges that Employee executed an Employee Restrictive Covenants, Proprietary Information and Inventions Agreement under which Employee assumed certain obligations relating to the Company’s confidential and proprietary business information and trade secrets and containing certain covenants relating to competition, solicitation and assignment of invention (“Employee Proprietary Information and Inventions Agreement”).  Employee agrees that, except to the extent it conflicts with Section 3, the Employee Proprietary Information and Inventions Agreement shall by its terms survive the execution of this Release and that the parties’ rights and duties thereunder shall not in any way be affected by this Release.  Employee also warrants and represents that, subject to Section 5 of Appendix A, Employee has returned any and all documents and other property of the Company constituting a trade secret or other confidential research, development or commercial information in Employee’s possession, custody or control, and represents and warrants that Employee has not retained any copies or originals of any such property of the Company. Employee further warrants and represents that, except as provided by Section 3, Employee has never violated the Employee Proprietary Information and Inventions Agreement, and will not do so in the future.

5.                                      Employee acknowledges that because of Employee’s position with the Company, Employee may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Employee was involved during Employee’s employment with the Company, or that concern matters of which Employee has information or knowledge (collectively, a “Proceeding”).  Employee agrees that Employee shall testify truthfully in connection with any such Proceeding.  Except as provided in Section 3, Employee agrees that Employee shall cooperate with the Company in connection with every such Proceeding, and that Employee’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests on reasonable prior notice and during normal business hours, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena.  The Company shall reimburse Employee for reasonable out-of-pocket expenses that Employee incurs in honoring Employee’s obligation of cooperation under this Section.

6.                                      Employee covenants never to disparage or speak ill of the Company or any the Company product or service, or of any past or present employee, officer or director of the Company, except as provided in Section 3.  Employee further agrees not to harass or behave unprofessionally toward any past, present or future Company employee, officer or director.

7.                                      Release of Unknown Claims.  It is the intention of Employee that this Release is a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases.  Employee recognizes that Employee may have some claim, demand, or cause of action against the Company of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this release.  It is the intention of Employee in executing this Release that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the released parties.

RICHARD J. CARTY

By:	/s/ Richard J. Carty

APPENDIX A

The Company shall provide Employee with the benefits set forth below in accordance with, and subject to the terms of, the Severance Plan, the Separation Agreement to which this Appendix A is attached, and this Appendix A.  Capitalized terms not otherwise defined in the Separation Agreement or this Appendix A shall have the meanings set forth in the Severance Plan.

1.                                      Effective on the Effective Date of the Release (i.e., the date the Release becomes irrevocable), full acceleration of vesting of the Employee’s Emergence Grant, which includes 137,814 non-qualified stock options (the “Options”) granted under the Company’s 2017 Long Term Incentive Plan (the “LTIP”) and 137,814 RSUs (the “RSUs”) granted under the LTIP.  The Company agrees to honor Employee’s election to have all income and employment taxes required to be withheld in respect of the vesting and settlement of the RSUs and the exercise of the Options, and payment of the exercise price of the Options, to be satisfied via net settlement in accordance with the applicable terms of the LTIP.  The parties acknowledge and agree that, except as set forth in Section 3 of this Appendix A, Employee is not entitled to receive any cash severance benefits.  If Employee revokes the portion of the Release applicable to ADEA claims, Employee will automatically and without further action forfeit 100% of the RSU portion and 95% of the option portion of the Emergence Grant that would otherwise vest under this Section 1.

2.                                      If and to the extent permitted under applicable law and without additional cost or penalty to the Company or Employee, during the portion, if any, of the 12-month period, commencing as of the date Employee is eligible to elect and timely elects to continue coverage for Employee and Employee’s eligible dependents under the Company’s or an affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the affiliate of the Company that is Employee’s employer immediately prior to the Separation Date) shall reimburse Employee for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Separation Date being payable on the first business day 60 days following the Change in Control and any other such reimbursement payable being paid on a monthly basis thereafter (the “COBRA Benefit”).

3.                                      If there is a “Change in Control” (as defined in the Company’s Third Amended and Restated Executive Change in Control and Severance Plan as in effect on June 4, 2017 (the “Prior Plan”) after June 4, 2017 and on or before June 5, 2018, Employee will receive the following additional payments as additional consideration for the Release (collectively, the “CIC Benefits”):

a.              An amount equal to three (3) years of base salary as of the Separation Date (the “Base Salary Severance”).  For the avoidance of doubt, the amount payable with respect to the Base Salary Severance will be $1,725,000.

b.              An amount equal to 300% of the greater of (A) the annual average of any bonuses received by Employee from the Company pursuant to the Company’s Short Term

Incentive Program in the two (2) calendar years immediately before the Separation Date and (B) Employee’s current “target” bonus amount as of the Separation Date (the greater of A and B, the “Bonus Severance”). For the avoidance of doubt, the amount payable with respect to the Bonus Severance will be $2,164,845.

c.               The COBRA Benefit will be extended to eighteen (18) months.

All CIC Benefits will be subject to applicable taxes and withholdings, and in the case of the Base Salary Severance and Bonus Severance, such amounts will be paid to Employee upon the later of (i) sixty (60) days following the occurrence of a Change in Control or (ii) the date that the Release is effective and no longer revocable (the later of (i) and (ii), the “CIC Benefits Commencement Date”).  With respect to the COBRA Benefit, such payments will commence as of the CIC Benefits Commencement Date.

The CIC Benefits shall not be payable if Employee revokes the portion of the Release applicable to ADEA claims.

For the sake of clarity, all payments and benefits set forth herein shall be subject to the terms of this Appendix A and the Severance Plan (in case of the benefits set forth in Sections 1 and 2) and the Prior Plan (in the case of the benefits set forth in Section 3) that are applicable in the case of a termination of a Tier 1 Executive’s employment by the Company for a reason other than Cause (as defined in the applicable document).

4.                                      Employee shall be entitled to retain the two laptops and two iPads provided to Employee by the Company after the Company has removed all confidential information from such devices.

5.                                      The Company will pay Employee his base salary through and including June 30, 2017; provided that Employee covenants and agrees to consult with the Company and provide transition services to the Company through June 30, 2017.